INDEPENDENT AUDITORS' REPORT






The Owners
TWA Trust S/N 49183

We have audited the accompanying balance sheet of the TWA Trust S/N 49183 as of December 31, 1998, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the TWA Trust S/N 49183 as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. The accompanying 1999 and 1997 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.



/S/ KPMG
SAN FRANCISCO, CALIFORNIA
June 9, 2000



                                             TWA TRUST S/N 49183
                                                  (A TRUST)
                                                BALANCE SHEETS
                                                 DECEMBER 31,
                                          (IN THOUSANDS OF DOLLARS)





                                                                              1999               1998
                                                                           (unaudited)
                                                                         -------------------------------------
  ASSETS

  Aircraft equipment held for lease, at cost                             $       13,957    $        13,957
  Less accumulated depreciation                                                 (10,468)            (6,978)
                                                                         -----------------------------------
      Net equipment                                                               3,489              6,979

  Accounts receivable                                                               200                 --
  Lease negotiation fees, less accumulated
        amortization of $34 in 1999 and $17 in 1998                                  34                 51
  Prepaid expenses                                                                    2                  2
                                                                         -----------------------------------
        Total assets                                                     $        3,725    $         7,032
                                                                         ===================================


  LIABILITIES AND OWNERS' EQUITY

  Liabilities:
  Accounts payable and accrued expenses                                  $             1    $            2
  Due to affiliates                                                                   20                20
  Lessee deposits                                                                    123               123
                                                                          -----------------------------------
    Total liabilities                                                                144               145

  Owners' equity                                                                   3,581             6,887
                                                                          ------------------------------------

        Total liabilities and owners' equity                             $         3,725    $        7,032
                                                                          ===================================



















      See accompanying auditors' report and notes to financial statements.



                                             TWA TRUST S/N 49183
                                                  (A TRUST)
                                           STATEMENTS OF OPERATIONS
                                       FOR THE YEARS ENDED DECEMBER 31,
                                          (IN THOUSANDS OF DOLLARS)


                                                                                                         For the period
                                                                                                          from 12/30/97
                                                                                                           (inception)
                                                                                                             through
                                                                       1999                 1998            12/31/97
                                                                    (unaudited)                            (unaudited)
                                                                 --------------------------------------------------------
  REVENUES

  Lease revenue                                                   $        2,401      $         2,355     $         --
                                                                  -------------------------------------------------------
    Total revenues                                                         2,401                2,355               --
                                                                  -------------------------------------------------------

  EXPENSES

  Depreciation and amortization expense                                    3,507                6,995               --
  Management fees to affiliate                                               120                  118               --
  Insurance expense                                                           18                    9               --
  Administrative expenses to affiliates                                       28                   20               --
  Administrative expenses                                                     --                    1                1
                                                                  ------------------------------------------------------
    Total expenses                                                         3,673                7,143                1
                                                                  -------------------------------------------------------

        Net loss                                                  $       (1,272)     $        (4,788)    $         (1)
                                                                  =======================================================















      See accompanying auditors' report and notes to financial statements.

                               TWA TRUST S/N 49183
                                    (A TRUST)
                 STATEMENTS OF CHANGES IN OWNERS' EQUITY FOR THE
  PERIOD FROM INCEPTION DECEMBER 30, 1997 THROUGH DECEMBER 31, 1997 AND FOR THE
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                            (IN THOUSANDS OF DOLLARS)







  Owners' capital contribution                              $        1,365

  Net loss                                                              (1)
                                                            ----------------

   Owners' equity at December 31, 1997 (unaudited)                   1,364

  Owners' capital contribution                                      12,660

  Net loss                                                          (4,788)

  Distributions paid                                                (2,349)
                                                            ----------------

   Owners' equity at December 31, 1998                               6,887

  Net loss                                                          (1,272)

  Distributions paid                                                (2,034)
                                                            ----------------

    Owners' equity at December 31, 1999 (unaudited)         $        3,581
                                                            ================

























      See accompanying auditors' report and notes to financial statements.




                                             TWA TRUST S/N 49183
                                                  (A TRUST)
                                           STATEMENTS OF CASH FLOWS
                                       FOR THE YEARS ENDED DECEMBER 31,
                                          (IN THOUSANDS OF DOLLARS)


                                                                                                       For the period
                                                                                                       from 12/30/97
                                                                                                        (inception)
                                                                                                          through
                                                                      1999                1998            12/31/97
                                                                  (unaudited)                           (unaudited)
                                                               ---------------------------------------------------------

  OPERATING ACTIVITIES

  Net loss                                                      $        (1,272)   $        (4,788 ) $             (1)
  Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
    Depreciation and amortization                                         3,507              6,995                 --
    Changes in operating assets and liabilities:
      Accounts receivable                                                  (200)                --                 --
      Prepaid expenses                                                       --                 (2)                --
      Accounts payable and accrued expenses                                  (1)                 1                  1
      Due to affiliates                                                      --                 20                 --
      Lessee deposits                                                        --                123                 --
                                                                --------------------------------------------------------
        Net cash provided by operating activities                         2,034              2,349                 --
                                                                --------------------------------------------------------

  Investing activities

  Payments for the purchase of aircraft                                      --            (12,285)                --
  Payment for aircraft acquisition deposit                                   --                 --             (1,365)
  Payment of acquisition fees to affiliate                                   --               (307)                --
  Payment of lease negoitation fees to affiliate                             --                (68)                --
                                                                --------------------------------------------------------
        Net cash used in investing activities                                --            (12,660)            (1,365)
                                                                --------------------------------------------------------

  Financing activities

  Owners' capital contributions                                              --             12,660              1,365
  Distributions paid                                                     (2,034)            (2,349)                --
                                                                --------------------------------------------------------
        Net cash (used in) provided by financing activities              (2,034)            10,311              1,365
                                                                --------------------------------------------------------

  Net change in cash and cash equivalents                                    --                 --                 --
  Cash and cash equivalents at beginning of period                           --                 --                 --
                                                                --------------------------------------------------------
  Cash and cash equivalents at end of year                      $            --    $            --   $             --
                                                                ========================================================












      See accompanying auditors' report and notes to financial statements.

                               TWA TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In December 1997, PLM Equipment Growth & Income Fund VII (EGFVII), a California limited partnership, and Professional Lease Management Income Fund I (Fund I), a Delaware Limited Liability Company, (the Owners) entered into a Trust Agreement (the Trust) with PLM Transportation Equipment Corp.(TEC), a wholly-owned subsidiary of PLM International, Inc., by the terms of which TEC is owner trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing a McDonnell Douglas MD-82 commercial aircraft. The Trust has no employees nor operations other than the operation of the MD-82 commercial aircraft.
The Trust estate is owned 50% by EGF VII and 50% by Fund I.

PLM Financial Services Inc., (FSI) is the General Partner of EGF VII and the Manager of Fund I. FSI is a wholly-owned subsidiary of PLM International, Inc.

The aircraft was purchased in January 1998 for $13.7 million. EGF VII paid acquistion and lease negotiation fees of $0.4 million to FSI, no fees were paid by Fund I. The aircraft was purchased subject to a lease to Trans World Airlines with a term expiring in December 2001.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATIONS

The aircraft in the Trust is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI receives a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the Trust has no cash balance at December 31, 1999 and 1998.

     ACCOUNTING FOR LEASES

The aircraft under the Trust is leased under an operating lease. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs are amortized equally over 48 months.

     DEPRECIATION

Depreciation of aircraft equipment is computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 4 years. Acquisition fees of $0.3 million, which were paid to FSI, were capitalized as part of the cost of the equipment and amortized over the life of the aircraft.

                               TWA TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     AIRCRAFT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviews the carrying value of the aircraft under the Trust at least quarterly, and whenever circumstances indicated that the carrying value of the aircraft may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value are less than the carrying value of the aircraft, a loss on revaluation would have been recorded. No reductions to the carrying value of the aircraft were required during 1999 or 1998.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the aircraft are usually the obligation of the lessee.

     NET LOSS AND CASH DISTRIBUTIONS TO OWNERS

The net loss and cash distributions of the Trust are allocated to the Owners. The net loss are generally allocated to the Owners based on their percentage of ownership in the Trust. Certain depreciable and amortizable amounts are allocated specifically to EGF VII, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions are allocated 50% to EGF VII and 50% to Fund I.

     COMPREHENSIVE INCOME

The Trust's net income is equal to comprehensive income for the years ended December 31,1999, 1998, and 1997.

2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI receives a monthly management fee equal to the lessor of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust's management fee expense to affiliate was $0.1 million during 1999 and 1998.

The Trust reimbursed FSI $28,000 and $20,000 during 1999 and 1998, respectively, for data processing and administrative expenses directly attributable to the Trust. No fees were reimbursed to FSI during 1997.

Trust management fees payable to IMI was $20,000 as of December 31, 1999 and 1998.

                               TWA TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

3.   EQUIPMENT

Revenues were earned by placing the aircraft on an operating lease. A four-year lease with Trans World Airlines was signed upon the acquisition of the aircraft in 1998.

The aircraft in the Trust is used as collateral against the senior loan of the Owners.

The aircraft lease is accounted for as an operating lease. Future minimum rentals under noncancelable operating leases, as of December 31, 1999, during each of the next five years are approximately $2.4 million in 2000, $2.3 million in 2001, and $0 thereafter.

4.   GEOGRAPHIC INFORMATION

The aircraft was leased and operated in North America.

5.   INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners and members owning the Owners. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 1999, the financial statement carrying amount of assets and liabilities was approximately $4.5 million lower than the federal income tax basis of such assets and liabilities, primarily due to differences in depreciation methods and lessees' prepaid deposits.

6.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consist principally of lease receivables. The aircraft in the Trust was on lease to only one customer during 1999 and 1998. This lessee, Trans World Airlines, accounted for all of the revenue.

As of December 31, 1999, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.